Exhibit 5.21

[Hergüner Bilgen Özeke Letterhead]

21 October 2011

Tomkins, Inc.

Tomkins, LLC

1551 Wewatta Street

Denver, Colorado 80202

Re: Guarantees by Turkish Guarantor in connection with 9 % Senior Secured Second Lien Notes due 2018

Dear Sir/Madam:

At your request, we have acted as special legal counsel in the Republic of Turkey for Tomkins, Inc. and Tomkins, LLC (“Issuers”); in connection with the exchange of $1.15 billion aggregate principal amount of 9 % Senior Secured Second Lien Notes due 2018 (“Old Lien Notes”) issued by the Issuers, which were privately placed, into new 9% Senior Secured Lien Notes due 2018 (“Exchange Notes”), and through the registration of the Exchange Notes before the U.S. Securities and Exchange Commission (“SEC”) as per the U.S. Securities Act of 1933 (“Securities Act”); through the following documents whereby a Turkish entity, namely, Gates Güç Aktarim Sistemleri Dağitim Sanayi ve Ticaret Limited Şirketi (“Gates Güç”) has provided guarantees in connection with the Exchange Notes:

(i) the Indenture dated 29 September 2010 , and signed by and between, among others, the Borrowers as Issuers, Pinafore Holdings, B.V. as Holdings, and Wilmington Trust FSB (“Wilmington”) as Trustee and Collateral Agent; as supplemented by the First Supplemental Indenture dated as of November 18, 2010, the Second Supplemental Indenture dated as of December 21, 2010, the Third Supplemental Indenture dated as of December 23, 2010, the Fourth Supplemental Indenture dated as of January 20, 2011, the Fifth Supplemental Indenture dated as of February 23, 2011 (the “Fifth Supplemental Indenture”), the Sixth Supplemental Indenture dated as of February 24, 2011 and the Seventh Supplemental Indenture dated as of March 3, 2011 (collectively, including the guarantees of the Exchange Notes contained therein, the “Indenture”) to which Gates Güç has acceded as a Note Guarantor with the Fifth Supplemental Indenture (defined below);

Unless otherwise defined hereunder, capital terms used herein shall bear the same meaning as ascribed to them in the Indenture.

Pursuant to the Indenture, the parties thereof have agreed on the terms and conditions of the issuance, authentication and delivery of the Second Lien Notes

Pursuant to the Fifth Supplemental Indenture, Gates Güç has acceded to the Indenture, and has agreed to guarantee the obligations of the Issuers under the Indenture.

I.	In connection with the foregoing and in our capacity as special counsel in the Republic of Turkey for the Issuers we have examined the following documents:

(a)	the copy of the executed Indenture;

(b)	the copy of the registration statement on Form F-4 (the “Registration Statement”) filed by the Issuers with the SEC;

(c)	the documents listed in the Annex I (List of Reviewed Documents).

II.	This legal opinion is also based on each of the following assumptions and qualifications:

(a)	We have not independently verified the authenticity of the documents reviewed; and we have assumed that all documents submitted to us as originals to be genuine, and authentic, and all documents submitted to us as copies or specimen documents to be in conformity with the originals, and in each case containing authentic signatures and executed in identical form to the version examined for purposes hereof;

(b)	We have solely relied upon the documents provided to us and listed in Section I above and we have not undertaken any investigation of governmental records or other public records and have relied upon the statements of the corporate counsel and the officers of Gates Güç that documents and information provided to us are accurate and up to date;

(c)	The documents listed under Section I upon which we have expressed reliance continue to be accurate and have not been revoked;

(d)	Insofar as laws other than the laws of the Republic of Turkey are concerned, each party to the Indenture has obtained all authorizations, corporate or otherwise, required under the laws of any jurisdiction (other than the Republic of Turkey) in order to be a party to the Indenture;

(e)	Insofar as laws other than the laws of the Republic of Turkey are concerned, the Indenture constitutes a legal, valid, binding, and enforceable obligation of the parties thereto under such laws; and

(f)	To the extent any obligation under the Indenture is required to be performed in any jurisdiction outside the Republic of Turkey, its performance will not be illegal or ineffective by virtue of the laws of such jurisdiction.

III.	Based upon each of the foregoing examination and assumptions and subject to the qualifications set forth herein, we are of the opinion that:

(a)	Gates Güç is a limited liability partnership (limited şirket) duly incorporated, organized and validly existing under the laws of the Republic of Turkey, and is duly registered and duly qualified to transact business in good standing in the Republic of Turkey.

(b)	Gates Güç has taken all requisite corporate action necessary to authorize the transactions contemplated in the Indenture and to execute, deliver and perform all of its obligations under the Indenture to which it is a party.

(c)	Gates Güç has duly and validly authorized, executed and delivered the Indenture; and has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and to consummate the transactions contemplated thereby;

(d)	The articles of association of Gates Güç, as amended for the last time with the Partners Resolution dated 15 March 2011, announced in the Trade Registry Gazette dated 21 March 2011, is compatible with the purposes of, and the transactions contemplated under, the Indenture.

We are members of the Bars of the Republic of Turkey and express no opinion as to matters governed by any laws other than the laws of the Republic of Turkey. This opinion is limited to the laws of the Republic of Turkey and interpretations thereof in effect on the date hereof, and we assume no obligation to revise or supplement this legal opinion should any such law or interpretation be changed by legislative action, judicial decision or otherwise.

This opinion may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion also may be relied upon by Latham & Watkins LLP in connection with the issuance of its opinion letter in connection with the Registration Statement, and any amendments thereto, including any post-effective amendments to be filed by the Issuers with the SEC under the Securities Act. Moreover, we hereby consent to the filling of this opinion with the U.S Securities Exchange Commission as an exhibit to the registration statement on Form F-4 and to the reference to our firm contained under the heading “Legal Matters” in the prospectus contained in the registration statement on Form F-4.

We do not assume any responsibility under any laws, apart from Turkish law, to any persons in connection with this opinion.

Yours Sincerely,

/s/ Hergüner Bilgen Özeke
Hergüner Bilgen Özeke

Annex I

List of Reviewed Documents

1.	Corporate Documents of Gates Güç:

(a)	Certificate of Activity dated 9 February 2011, issued by the Istanbul Trade Registry

(b)	Articles of Association notarized by the 24th Notary Public of Beyoğlu on 21 May 2009 under registration no 23539, together with the Trade Registry Gazette dated 12 July 2010 with respect to amendment to the Articles of Association

(c)	Signature Circular notarized by the 30th Notary Public of Izmir on 30 November 2010 under registration no. 35465

(d)	Partners Resolution dated 17 January 2011, numbered 4, certified by the 15th Notary Public of Beyoğlu under registration no. 2778

(e)	Power of Attorney dated 27 January 2011, notarized by the 30th Notary Public of Izmir on 27 January 2011 under registration no. 3408, issued by Ionut Cristian Stefan as the authorized signatory of Gates Güç

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